JOINT FILER INFORMATION

NAME:	Frost Gamma Investments Trust
ADDRESS:	4400 Biscayne Blvd
Miami, FL 33137

Designated Filer:	Phillip Frost, M.D.

Issuer and Ticker Symbol:	Continucare Corporation (CNU)

Date of Event Requiring Statement:	October 31, 2007

FROST GAMMA INVESTMENTS TRUST
By:	/s/ Phillip Frost, M.D.
Phillip Frost, M.D., Trustee